Exhibit 99.1

Media Contacts:	Investor Contacts:
Jenielle Alonso	Steve Frank
1-973-945-4333 (o)	1-973-822-7141 (o)
jenielle.alonso@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

Zoetis Appoints Gavin D.K. Hattersley to its Board of Directors
Molson Coors’ President and Chief Executive Officer brings valuable business leadership and global public company experience to Zoetis Board

PARSIPPANY, N.J. – April 1, 2024 – Zoetis Inc. (NYSE: ZTS) today announced the appointment of Gavin D.K. Hattersley, President, Chief Executive Officer and Director of Molson Coors Beverage Company, to its Board of Directors.

Mr. Hattersley brings global public company leadership and board experience, including as a current Chief Executive Officer and former Chief Financial Officer of Molson Coors, to the Zoetis Board. He will serve on the Board’s Corporate Governance and Sustainability Committee.

“Gavin Hattersley brings invaluable experience to our Board as we continue to expand in key markets around the globe,” said Kristin Peck, Chief Executive Officer of Zoetis. “His experience as CEO of a public company will help Zoetis as we continue to advance our vision to be the most trusted and valued animal health company, shaping the future of animal care through our innovation, customer obsession and purpose-driven colleagues.”

“We are pleased to welcome Gavin to Zoetis’ Board of Directors, and we look forward to the contributions he will make as we continue to advance Zoetis as the leader in animal health and deliver innovation for our customers and the animals in their care,” said Zoetis Board Chair Michael McCallister.

Mr. Hattersley has served as Molson Coors’ CEO since September 2019. Prior to his current position, Mr. Hattersley held various positions within the company including Chief Executive Officer of MillerCoors, the former U.S. division of Molson Coors, and as Chief Financial Officer of Molson Coors’ global business. Prior to joining the company, he held several financial management positions with international businesses in the brewing and manufacturing sectors, including SAB Limited and Barloworld Limited. Mr. Hattersley holds an honors degree in accounting science and a bachelor’s degree from the University of South Africa. As a member of Molson Coors’ Board of Directors since 2019, Mr. Hattersley is poised to bring wide-ranging expertise to the Zoetis Board, from corporate development and P&L management to broad-based financial acumen.

“I am incredibly grateful for the opportunity to join Zoetis’ Board of Directors at an exciting time for the company,” Hattersley said. “Zoetis’ mission to lead the industry with best-in-class animal care solutions, a diversified portfolio and a winning company culture matches perfectly with my professional experience and personal values, and I look forward to playing a role in Zoetis’ bright future.”

With Mr. Hattersley’s appointment, Zoetis increased the size of the Board from 12 to 13 members.

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $8.5 billion in 2023 with approximately 14,100 employees. For more information, visit www.zoetis.com.

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